NSAR ITEM 77O
April 1, 2003 - September 30, 2003
VK New York Tax Free Income Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

1    State of New York    Bear Stearns  2,500,000      0.403%   7/03/03
       General Obligation Bonds



Underwriting Participants for #1

Bear, Stearns & Co. Inc.
Citigroup
Morgan Stanley
UBS Financial Services Inc.
M.R. Beal & Company
First Albany Corporation
Goldman, Sachs & Co.
Lehman Brothers
Merrill Lynch & Co.
JPMorgan
Ramirez & Co., Inc.
Roosevelt
& Cross Incorporated
Advest/Lebenthal
Apex Pryor Securities
CIBC World Markets
Commerce Capital Markets, Inc.
RBC Dain Rauscher Inc.
A.G. Edwards & Sons, Inc.
Jackson Securities
Janney Montgomery Scott LLC
Legg Mason Wood Walker, Incorporated
Loop Capital Markets, LLC
Popular Securities
Prager, Sealy & Company, LLC
Prudential Securities
Raymond James & Associates, Inc.